Exhibit 5.1

THE LAW OFFICE OF
CONRAD C. LYSIAK, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
EMAIL: cclysiak@lysiaklaw.com

November 12, 2014

Adomani, Inc.
1181 Cadillac Court
Milpitas, California   95035

RE:	Form S-1 Registration Statement

Ladies/Gentlemen:

I have acted as counsel for Adomani, Inc., a Florida corporation (the "Company"), in connection with the preparation of a registration statement on Form S-1 (the "Registration Statement"). The Registration Statement will be filed with the Securities and Exchange Commission (the "SEC") in connection with a proposed public offering by certain Company shareholders of 22,260,500 common shares, $0.00001 par value per share of the Company's common stock (the "Shares") at an offering price of $0.10 per share.

You have asked me to render my opinion as to the matters hereinafter set forth herein.

I have examined originals and copies, certified or otherwise identified to my satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the company, and other documents as I have deemed necessary as a basis for this opinion.  In my examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as copies.  I have, when relevant facts material to my opinion were not independently established by me, relied to the extent I deemed such reliance proper upon written or oral statements of officers and other representatives of the Company.

Based upon and subject to the foregoing, I am of the opinion that insofar as the laws of Florida are concerned:

1.	The Company is a corporation duly organized and validly existing under the laws of Florida.

2.	The Shares to be sold as described in the Registration Statement have been duly authorized and legally issued as fully paid and non-assessable shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and to the use of my firm name wherever appearing in the Registration Statement.

Yours truly,

The Law Office of Conrad C. Lysiak, P.S.

BY:	CONRAD C. LYSIAK
Conrad C. Lysiak